Exhibit 4.4

EXECUTION COPY

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of January 31, 2005, by and among TOMMY HILFIGER U.S.A., INC., a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 25 West 39th Street, New York, New York 10018 (the “Issuer”), JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank, as successor to The Chase Manhattan Bank), a national banking association, having its corporate trust office at 4 New York Plaza, 15th Floor, New York, New York 10004, as resigning Trustee (the “Resigning Trustee”), and Wilmington Trust Company, a corporation duly organized and existing under the laws of the State of Delaware, having its principal corporate trust office at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, as successor Trustee (the “Successor Trustee”).

RECITALS

WHEREAS, there was originally authorized and issued $200,000,000 aggregate principal amount of the Issuer’s 6.85% Senior Bonds due 2008 (the “2008 Bonds”) pursuant to an Officers’ Certificate of the Issuer dated as of May 8, 1998 (the “1998 Officers’ Certificate”); and

WHEREAS, there was originally authorized and issued $150,000,000 aggregate principal amount of the Issuer’s 9% Senior Bonds due 2031 (the “2031 Bonds” and together with the 2008 Bonds, the “Securities”) pursuant to an Officers’ Certificate of the Issuer dated as of December 3, 2001 (the “2001 Officers’ Certificate”); and

WHEREAS, the terms and conditions of the 2008 Bonds and the 2031 Bonds are governed by that certain Indenture, dated as of May 1, 1998 (as supplemented, the “Indenture”), between the Issuer, Tommy Hilfiger Corporation, as Guarantor and the Resigning Trustee, as such terms and conditions have been supplemented by the 2008 Officers’ Certificate and the 2001 Officers’ Certificate, respectively; and

WHEREAS, the Resigning Trustee wishes to resign as Trustee, the office or agency where the Securities may be surrendered for registration of transfer or exchange (the “Registrar”), the office or agency where the Securities may be presented or surrendered for payment (the “Paying Agent”) and the office or agency where notices and demands to or upon the Issuer in respect of the Securities and the Indenture may be served (the “Agent”) for all the Securities under the Indenture; the Issuer wishes to appoint the Successor Trustee to succeed the Resigning Trustee as Trustee, Registrar, Paying Agent and Agent for all the Securities under the Indenture; and the Successor Trustee wishes to accept appointment as Trustee, Registrar, Paying Agent and Agent for all the Securities under the Indenture.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the receipt and sufficiency of which are hereby acknowledged, the Issuer, the Resigning Trustee and the Successor Trustee agree as follows:

ARTICLE ONE

THE RESIGNING TRUSTEE

Section 101. Pursuant to Section 610 of the Indenture, the Resigning Trustee hereby notifies the Issuer that the Resigning Trustee is hereby resigning as Trustee for all the Securities under the Indenture.

Section 102. The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

(a) No covenant or condition contained in the Indenture has been waived by the Resigning Trustee.

(b) There is no action, suit or proceeding pending or, to the best of the knowledge of the Responsible Officers of the Resigning Trustee assigned to its corporate trust department, threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee under the Indenture.

(c) This Instrument has been duly authorized, executed and delivered on behalf of the Resigning Trustee.

(d) $192,470,000 aggregate principal amount of the 2008 Bonds is presently outstanding and $150,000,000 aggregate principal amount of the 2031 Bonds is presently outstanding.

(e) Interest on the 2008 Bonds has been paid through December 1, 2004 and interest on the 2031 Bonds has been paid through December 1, 2004.

(f) The Resigning Trustee has made, or promptly will make, available to the Successor Trustee originals, if available, or copies in its possession, of all documents relating to the trusts created by the Indenture (the “Trusts”) and all information in the possession of its corporate trust department relating to the administration and status of the Trusts, including, without limitation, a certified list of the current registered holders of the Securities (the “Certified Holders List”).

(g) As of the date hereof, no notice of any defaults has been mailed by the Resigning Trustee to Holders pursuant to Section 602 of the Indenture.

Section 103. The Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Resigning Trustee in and to the trust under the Indenture, all the rights, powers, trusts and duties of the Trustee under the Indenture and all property and money held by such Resigning Trustee under the Indenture. The Resigning Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, trusts and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 104. The Resigning Trustee hereby resigns as Registrar, Paying Agent and Agent for all the Securities under the Indenture.

Section 105. The Resigning Trustee agrees to pay or indemnify the Successor Trustee and save the Successor Trustee harmless from and against any and all costs, claims, liabilities, losses or damages whatsoever (including the reasonable fees, expenses and disbursements of the Successor Trustee’s counsel and other advisors), that the Successor Trustee suffers or incurs without gross negligence or bad faith on its part arising out of actions or omissions of the Resigning Trustee. The Successor Trustee will furnish to the Resigning Trustee, promptly after receipt, all papers with respect to any action the outcome of which would make operative the indemnity provided for in this Section. The Successor Trustee shall notify the Resigning Trustee promptly in writing (and, in any event, within no later than 10 days) of any claim for which it may seek indemnity. The Resigning Trustee shall have the option to defend the claim and the Successor Trustee shall cooperate fully in the defense. If the Resigning Trustee shall assume the defense, then the Resigning Trustee shall not pay for separate counsel of the Successor Trustee. The Resigning Trustee shall not be obligated to pay for any settlement made without its consent.

ARTICLE TWO

THE ISSUER

Section 201. The Issuer hereby certifies that annexed hereto marked Exhibit A is a copy of resolutions duly adopted by the Board of Directors of the Issuer, which resolutions are in full force and effect on the date hereof, authorizing certain officers of the Issuer to: (a) accept the Resigning Trustee’s resignation as Trustee, Registrar, Paying Agent and Agent for all the Securities under the Indenture; (b) appoint the Successor Trustee as Trustee, Registrar, Paying Agent and Agent for all of the Securities under the Indenture; and (c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of the Successor Trustee as Trustee, Registrar, Paying Agent and Agent for all the Securities under the Indenture.

Section 202. The Issuer hereby accepts the resignation of the Resigning Trustee as Trustee, Registrar, Paying Agent and Agent for all the Securities under the Indenture. Pursuant to Section 610 of the Indenture, the Issuer hereby appoints the Successor Trustee as Trustee for all of the Securities under the Indenture and confirms to the Successor Trustee all the rights, powers, trusts and duties of the Trustee under the Indenture and with respect to all property and money held or to be held under the Indenture. The Issuer shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, trusts and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 203. The Issuer hereby represents and warrants to the Successor Trustee that:

(a) It is a corporation duly and validly organized and existing pursuant to the laws of the State of Delaware.

(b) The Indenture was validly and lawfully executed and delivered by the Issuer, has not been amended or modified, and is in full force and effect.

(c) The Securities are validly issued securities of the Issuer.

(d) No Event of Default under Section 501 of the Indenture has occurred and is continuing.

(e) No covenant or condition contained in the Indenture has been waived by the Issuer or by the Holders of the percentage in aggregate principal amount of the Securities required to effect any such waiver.

(f) There is no action, suit or proceeding pending or, to the best of the Issuer’s knowledge, threatened against the Issuer before any court or any governmental authority arising out of any action or omission by the Issuer under the Indenture.

(g) This Instrument has been duly authorized, executed and delivered on behalf of the Issuer.

(h) All conditions precedent relating to the appointment of Wilmington Trust Company as successor Trustee, Registrar, Paying Agent and Agent for all the Securities under the Indenture have been complied with by the Issuer.

(i) As of the date hereof, the most recent quarterly financial information furnished by the Guarantor pursuant to Section 704 of the Indenture to the Resigning Trustee and filed with the Securities and Exchange Commission is with respect to the quarter ended June 30, 2004.

Section 204. The Issuer hereby appoints the Successor Trustee as Registrar, Paying Agent and Agent for all the Securities under the Indenture.

ARTICLE THREE

THE SUCCESSOR TRUSTEE

Section 301. The Successor Trustee hereby represents and warrants to the Resigning Trustee and to the Issuer that the Successor Trustee is qualified and eligible under Section 609 of the Indenture to act as Trustee for all the Securities under the Indenture.

Section 302. Pursuant to Section 611 of the Indenture, the Successor Trustee hereby accepts its appointment as Trustee for all the Securities under the Indenture and shall hereby be vested with all the rights, powers, trusts and duties of the Trustee under the Indenture and with respect to all property and money held or to be held under the Indenture.

Section 303. The Successor Trustee hereby accepts its appointment as Registrar, Paying Agent and Agent for all the Securities under the Indenture.

Section 304. Promptly after the execution and delivery of this Instrument, the Successor Trustee, on behalf of the Issuer, shall cause a notice, the form of which are annexed hereto marked Exhibit B, to be sent to each Holder of the Securities in accordance with Section 610 of the Indenture.

ARTICLE FOUR

MISCELLANEOUS

Section 401. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Section 402. The resignation of the Resigning Trustee and the appointment of the Successor Trustee as Registrar, Paying Agent and Agent for all the Securities under the Indenture shall be effective upon the latest of: (a) 10 business days after the date first above written, (b) the second business day following receipt by the Successor Trustee of the certified Holders list, and (c) receipt by The Depository Trust Company of both the Resigning Trustee’s transfer agency change notice and the Successor Trustee’s transfer agency change notice.

Section 403. Notwithstanding the resignation of the Resigning Trustee effected hereby, the Issuer shall remain obligated under Section 607 of Indenture to compensate, reimburse and indemnify the Resigning Trustee in connection with its prior trusteeship under the Indenture. The Issuer also acknowledges and reaffirms its obligations to the Successor Trustee, including payments to be made in accordance with the fee schedule attached hereto as Exhibit C, as set forth in Section 607 of the Indenture, which obligations shall survive the execution hereof.

Section 404. This Instrument shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.

Section 405. This Instrument may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 406 All notices, whether faxed or mailed, will be deemed received when sent pursuant to the following instructions:

TO THE RESIGNING TRUSTEE:

JPMorgan Chase Bank, N.A.

4 New York Plaza, 15th Floor

New York, New York 10004

Attention: Institutional Trust Services

Tel.: (212) 623-6759

Fax: (212) 623-6165

TO THE SUCCESSOR TRUSTEE:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890

Attention: Corporate Trust Administration

Tel.: (302) 636-6058

Fax: (302) 636-4143

TO THE ISSUER:

Tommy Hilfiger U.S.A., Inc.

25 West 39th Street – 11th Floor

New York, New York 10018

Attention: Joe Scirocco, Chief Financial Officer

Tel.: (212) 548-1570

Fax: (212)

[Remainder of page intentionally left blank. Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Resignation, Appointment and Acceptance to be duly executed as of the day and year first above written.

TOMMY HILFIGER U.S.A., INC.

By:	/s/ Joseph Scirocco
Name: Joseph Scirocco
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as
Resigning Trustee

By:	/s/ J.R. Lewis
Name: J.R. Lewis
Title: Vice President

WILMINGTON TRUST COMPANY, as
Successor Trustee

By:	/s/ Steven Cimalore
Name: Steven Cimalore
Title: Vice President